- --------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF                           The Travelers Corporation and Subsidiaries
OPERATIONS AND RETAINED EARNINGS
(In millions)                            (UNAUDITED)
- --------------------------------------------------------------------------------------------------------------------------------

                                                                                 Quarter                    Nine Months
                                                                              Ended Sept. 30               Ended Sept. 30
                                                                              1993        1992           1993            1992
- --------------------------------------------------------------------------------------------------------------------------------
REVENUES
  Premiums                                                                 $  1,547.3     $  1,667.9      $  4,981.8  $  5,143.4
  Net investment income                                                         644.0          696.3         1,956.5     2,128.3
  Realized investment gains                                                      63.3           57.1           246.5        66.5
  Other, including gains and losses on dispositions                             223.5          210.2           669.5       656.7
- --------------------------------------------------------------------------------------------------------------------------------
                                                                              2,478.1        2,631.5         7,854.3     7,994.9
- --------------------------------------------------------------------------------------------------------------------------------
BENEFITS AND EXPENSES
  Current and future insurance benefits                                       1,603.3        1,794.7         4,593.5     4,815.2
  Interest credited to contractholders                                          289.8          338.3           913.9     1,106.8
  Loss adjustment expenses                                                      285.5          223.6           701.8       650.4
  Amortization of deferred acquisition costs                                    122.0          143.5           393.2       405.0
  General and administrative expenses                                           337.2          695.1         1,043.9     1,447.1
- --------------------------------------------------------------------------------------------------------------------------------
                                                                              2,637.8        3,195.2         7,646.3     8,424.5
- --------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES
  AND CUMULATIVE EFFECTS OF CHANGES IN
  ACCOUNTING PRINCIPLES                                                        (159.7)        (563.7)          208.0      (429.6)
- --------------------------------------------------------------------------------------------------------------------------------
FEDERAL INCOME TAXES
  Current                                                                       (58.8)         (50.8)            9.4        10.7
  Deferred                                                                      (65.4)        (154.6)          (53.1)     (202.5)
- --------------------------------------------------------------------------------------------------------------------------------
                                                                               (124.2)        (205.4)          (43.7)     (191.8)
- --------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECTS OF CHANGES
  IN ACCOUNTING PRINCIPLES                                                      (35.5)        (358.3)          251.7      (237.8)
Cumulative effect of change in accounting for postretirement
  benefits other than pensions, net of tax                                          -              -               -      (258.4)
Cumulative effect of change in accounting for income taxes                          -              -               -       427.9
- --------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                               (35.5)        (358.3)          251.7       (68.3)
Retained earnings beginning of period                                         3,011.4        3,921.8         2,865.4     3,724.2
Dividends to preference shareholders                                            (13.6)         (13.5)          (40.9)      (24.5)
Dividends to common shareholders                                                (64.3)         (41.8)         (180.1)     (125.3)
Tax benefit on preference stock dividends                                         0.9            0.8             2.8         2.9
- --------------------------------------------------------------------------------------------------------------------------------
Retained earnings end of period                                            $  2,898.9     $  3,509.0      $  2,898.9  $  3,509.0
- --------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (in dollars)
Primary
   Income (loss) before cumulative effects of changes
     in accounting principles                                              $     (.33)    $    (3.54)     $     1.47  $    (2.47)
   Cumulative effect of change in accounting for postretirement
     benefits other than pensions, net of tax                                       -              -               -       (2.48)
   Cumulative effect of change in accounting for income taxes                       -              -               -        4.10
   Net income (loss)                                                             (.33)         (3.54)           1.47        (.85)
Assuming full dilution
   Income (loss) before cumulative effects of changes
     in accounting principles                                                    (.33)         (3.54)           1.45       (2.47)
   Cumulative effect of change in accounting for postretirement
     benefits other than pensions, net of tax                                       -              -               -       (2.48)
   Cumulative effect of change in accounting for income taxes                       -              -               -        4.10
   Net income (loss)                                                             (.33)         (3.54)           1.45        (.85)
Dividends                                                                         .40            .40            1.20        1.20
- --------------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.
                                     - 3 -

- --------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET                             The Travelers Corporation and Subsidiaries

(In millions)
- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------
                                                            Sept. 30                    Dec. 31               Sept. 30
                                                              1993                       1992                   1992
- --------------------------------------------------------------------------------------------------------------------------
ASSETS                                                      (UNAUDITED)                                      (UNAUDITED)
  Fixed maturities
    Bonds (market, $16,776.2; $14,773.5; $19,570.9)           $   15,401.0             $   13,950.4          $   18,227.9
    Trading portfolio securities
       (cost, $8,407.8; $8,621.9; $4,104.5)                        8,877.6                  8,943.8               4,264.5
    Redeemable preferred stocks
       (market, $39.6; $53.3; $61.9)                                  38.5                     51.7                  60.1
  Equity securities, at market
    Common stocks (cost, $91.8; $113.8; $403.4)                      174.3                    150.6                 400.7
    Nonredeemable preferred stocks
       (cost, $128.6; $136.6; $165.3)                                137.2                    138.3                 170.4
  Mortgage loans                                                   7,853.3                 10,072.1              10,935.5
  Investment real estate, net of accumulated
     depreciation of $49.3; $54.4; $172.9                            601.7                    826.4               2,527.3
  Real estate held for sale, net of accumulated
     depreciation of $122.5; $132.8                                1,481.8                  1,332.1                     -
  Policy loans                                                     1,214.8                  1,209.8               1,211.6
  Short-term securities                                              999.6                  1,340.4               1,049.0
  Other investments                                                1,323.6                  1,313.0               1,331.4
- --------------------------------------------------------------------------------------------------------------------------
    Total investments                                             38,103.4                 39,328.6              40,178.4
- --------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                        1,184.3                  1,687.5                 857.0
  Investment income accrued                                          486.9                    510.6                 533.0
  Premium balances receivable                                      1,804.5                  1,855.6               1,987.6
  Reinsurance recoverable                                          4,173.7                  4,167.7               5,038.7
  Deferred acquisition costs                                         824.9                    790.7                 769.9
  Deferred federal income taxes                                    1,326.3                  1,370.7               1,130.9
  Separate and variable accounts                                   6,235.8                  5,330.4               5,429.4
  Other assets                                                     2,932.7                  2,986.8               3,194.9
- --------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                              $   57,072.5             $   58,028.6          $   59,119.8
- --------------------------------------------------------------------------------------------------------------------------

LIABILITIES
  Contractholder funds                                        $   18,295.7             $   19,275.4          $   19,670.1
  Benefit and loss reserves                                       20,302.2                 20,173.2              21,049.0
  Unearned premium reserves                                        1,744.3                  1,790.1               1,840.9
  Policy and contract claims                                         973.9                  1,129.1                 971.1
  Short-term debt                                                        -                     64.0                  39.0
  Long-term debt                                                     947.8                  1,123.8               1,174.9
  Current federal income taxes                                       106.6                     73.0                  93.7
  Separate and variable accounts                                   6,134.3                  5,250.6               5,347.3
  Other liabilities                                                3,225.1                  4,095.4               4,091.5
- --------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                             51,729.9                 52,974.6              54,277.5
- --------------------------------------------------------------------------------------------------------------------------

ESOP PREFERENCE STOCK SERIES A                                       234.9                    224.8                 224.8
GUARANTEED ESOP OBLIGATION                                          (124.9)                  (148.7)               (148.7)
- --------------------------------------------------------------------------------------------------------------------------
                                                                     110.0                     76.1                  76.1
- --------------------------------------------------------------------------------------------------------------------------
 SHAREHOLDERS' EQUITY
  Preference stock series B                                          375.0                    375.0                 375.0
  Common stock (146.6, 145.4 and 106.7 shares issued)                183.3                    181.7                 133.4
  Additional paid-in capital                                       1,424.0                  1,400.0                 711.8
  Unrealized investment gains, net of taxes                          380.9                    197.1                  76.8
  Retained earnings                                                2,898.9                  2,865.4               3,509.0
  Cost of common stock in treasury                                   (29.5)                   (41.3)                (39.8)
- --------------------------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                                     5,232.6                  4,977.9               4,766.2
- --------------------------------------------------------------------------------------------------------------------------
    TOTAL                                                     $   57,072.5             $   58,028.6          $   59,119.8
- --------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY PER COMMON SHARE (in dollars)            $      33.35             $      31.96          $      41.67
- --------------------------------------------------------------------------------------------------------------------------

See notes to financial statements.

- ---------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS                              THE TRAVELERS CORPORATION AND SUBSIDIARIES
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(In millions)                                (UNAUDITED)
- ---------------------------------------------------------------------------------------------------------------

                                                                                          NINE MONTHS
                                                                                         ENDED SEPT. 30
                                                                                       1993            1992
- ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Premiums collected                                                                $  4,697.0      $  4,979.3
  Net investment income received                                                       1,937.1         2,153.3
  Other revenues received                                                                475.5           478.9
  Benefits and claims paid                                                            (4,928.9)       (4,815.6)
  Interest credited to contractholders                                                  (876.1)       (1,068.2)
  Operating expenses paid                                                             (1,548.2)       (1,610.6)
  Income taxes refunded (paid)                                                            34.4           (61.2)
  Trading account investments, (purchases) sales, net                                   (433.0)         (805.7)
  Other                                                                                   89.0           198.5
- ---------------------------------------------------------------------------------------------------------------
    Net cash used in operating activities                                               (553.2)         (551.3)
- ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment repayments
    Fixed maturities                                                                   2,711.1         2,239.1
    Mortgage loans                                                                       982.8           816.1
  Proceeds from investments sold
    Fixed maturities                                                                     411.2           938.7
    Equity securities                                                                    164.5           496.4
    Mortgage loans                                                                       225.8           295.2
    Real estate                                                                          589.5           152.3
  Investments in
    Fixed maturities                                                                  (4,150.6)       (4,092.4)
    Equity securities                                                                   (141.5)         (529.7)
    Mortgage loans                                                                      (177.5)          (92.9)
    Real estate                                                                          (59.0)          (51.2)
    Policy loans, net                                                                     (5.0)         (185.2)
    Short-term securities, (purchases) sales, net                                        340.8           534.3
    Other investments, (purchases) sales, net                                             94.6           (58.0)
  Securities transactions in course of settlement                                         66.0           697.8
  Cash from disposition of subsidiaries and other operations                              47.2             4.0
  Other                                                                                  (31.4)          (26.3)
- ---------------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                                          1,068.5         1,138.2
- ---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance (redemption) of short-term debt, net                                           (9.0)           39.0
  Issuance (redemption) of certificates of deposit, net                                   18.9          (132.4)
  Issuance of long-term debt                                                                 -           367.0
  Payments of long-term debt                                                            (123.3)         (118.0)
  Contractholder fund deposits                                                         2,460.4         2,197.1
  Contractholder fund withdrawals                                                     (3,267.5)       (3,921.9)
  Issuance of preference stock series B                                                     -            375.0
  Issuance of common stock                                                                 7.1              -
  Release of treasury stock                                                                9.4              -
  Dividends to shareholders                                                             (214.7)         (139.4)
  Other                                                                                  100.2            92.6
- ---------------------------------------------------------------------------------------------------------------
    NET CASH USED IN FINANCING ACTIVITIES                                             (1,018.5)       (1,241.0)
- ---------------------------------------------------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                           $   (503.2)     $   (654.1)
- ---------------------------------------------------------------------------------------------------------------
  Interest paid                                                                     $     81.9      $     80.3
- ---------------------------------------------------------------------------------------------------------------

                                                                                               Sept. 30
                                                                                         1993            1992
- ---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS                                                           $  1,184.3      $    857.0
- ---------------------------------------------------------------------------------------------------------------

See notes to financial statements.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                         Notes to Financial Statements

                               September 30, 1993

1.  General

    The interim financial statements in this report have been prepared in conformity with generally accepted accounting principles (GAAP) and are unaudited. They reflect all adjustments (none of which were other than normal recurring adjustments, except as discussed in Notes 3 and 13 below) necessary, in the opinion of management, for a fair statement of results for the periods reported. Certain prior year amounts have been reclassified to conform with the 1993 presentation (see Note 2 below).

2.  Changes in Accounting Principles

    In the first quarter of 1993, Travelers implemented Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" (FAS 113). FAS 113 requires the reporting of reinsurance receivables and prepaid reinsurance premiums as assets and precludes the immediate recognition of gains for all reinsurance contracts unless the liability to the policyholder has been extinguished. Implementation of FAS 113 did not have an impact on Travelers earnings, however, assets and liabilities increased by like amounts. Assets and liabilities within the Consolidated Balance Sheet were increased by $4,342 million as of September 30, 1993, $4,427 million as of December 31, 1992 and $5,298 million as of September 30, 1992. See Note 7 for additional reinsurance disclosures.

    In July 1993, the Financial Accounting Standards Board Emerging Issues Task Force (EITF) reached a conclusion on Issue No. 93-6 "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises" (EITF No. 93-6). EITF No. 93-6 clarifies the accounting for certain reinsurance agreements with retrospectively rated features. Travelers changed its method of accounting for such contracts to conform with the conclusion. The effects of the change in method of accounting did not materially impact Travelers financial results.

3.  Federal Income Taxes

    In August 1993, the President signed into law the Omnibus Budget Reconciliation Act of 1993 (the Act). Included in the Act was a provision that raised the tax rate on corporations from 34% to 35%. Under current GAAP accounting rules, Travelers was required to restate its deferred tax asset using the new 35% rate. This restatement produced a $40 million increase to the deferred tax asset (and increase to earnings) that is included in the third quarter results for 1993.

    The provision for federal income taxes for the quarters ended September 30, 1993 and September 30, 1992 includes $4 million and $5 million, respectively, of "fresh start" tax benefits relating to salvage and subrogation. The provision for federal income taxes for the nine months ended September 30, 1993 and September 30, 1992 includes $12 million and $15 million, respectively, of "fresh start" tax benefits relating to salvage and subrogation.

                     TRAVELERS CORPORATION AND SUBSIDIARIES

                   Notes to Financial Statements (continued)

                               September 30, 1993

4.  Capital and Preference Stock

    Number of shares at September 30, 1993:

                                                         Issued              Treasury Stock           Outstanding
                                                   ------------              --------------           -----------
    Common stock, par value $1.25,
     500,000,000 authorized                          146,620,712                     977,245           145,643,467

    Preferred stock, no par value,
     10,000,000 authorized                                     -                           -                     -

    Preference stock, no par value,
     25,000,000 authorized
      Series A, $53.25 stated value                    4,406,431                           -             4,406,431

      Series B, $50 stated value                       7,500,000                           -             7,500,000

5.  Per Share Data

    Primary income per common share is computed after provision for the dividend requirements on preference stocks. It is based upon the weighted average number of common shares outstanding including, if applicable, common share equivalents. Fully diluted income per share is based on the number of shares used in the calculation of primary income per share plus additional common share equivalents and shares issuable if series A preference shares and convertible debentures were converted for the periods they were outstanding. The number of shares used in the calculations was:

                                  Primary                                            Fully diluted
                   -----------------------------------------        -----------------------------------------------

                          Quarter             Year-to-date                Quarter                      Year-to-date
                   --------------             ------------          -------------                      ------------
    1993              146,478,832               145,644,984             147,662,669                     146,537,978
    1992              104,472,879               104,260,494             104,472,879                     104,260,494

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993

6.  Investments in Fixed Maturities

    The following table displays the carrying values and estimated market values of investments in fixed maturities (bonds and redeemable preferred stocks) exclusive of trading portfolios:

                                                                                                      Estimated
                                                                                                   market value
                                                                                                        greater
                                                                   Estimated                               than
                                           Carrying                   market                           carrying
    (in millions)                             value                    value                              value
    -------------                        ----------              -----------      -----------------------------
                                                                                       Amount                %
                                                                                       ------              ---
    September 30, 1993                   $15,440                   $16,816              $1,376             8.9

    December 31, 1992                     14,002                    14,827                 825             5.9

    September 30, 1992                    18,288                    19,633               1,345             7.4

    Estimated market values of investments in fixed maturities in good standing are principally a function of current interest rates, which are not considered in computing related future liabilities to contractholders. Fixed maturities are valued based upon quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment.

    The carrying values of the trading portfolio fixed maturities are adjusted to market value as it is likely they will be sold prior to maturity. Such carrying values were $8,878 million, $8,944 million and $4,265 million at September 30, 1993, December 31, 1992 and September 30, 1992, respectively.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


7.  Reinsurance

    Travelers, through its insurance subsidiaries, participates in reinsurance to reduce overall risks, including exposure to large losses and catastrophic events, and to effect business-sharing arrangements. Its property-casualty insurance subsidiaries also participate as a servicing carrier for and member of several pools and associations. Amounts recoverable from reinsurers of short-duration contracts are estimated in a manner consistent with the claim liability associated with the reinsured policy. Travelers remains primarily liable as the direct insurer on all risks reinsured. Reinsurance recoverables are reported after allowances for uncollectible amounts. Generally, the cost of reinsurance is recognized over the period of the reinsurance contract. Prepaid reinsurance premiums are included in other assets within the Consolidated Balance Sheet.

    A summary of reinsurance financial data reflected within the Consolidated Statement of Operations and Retained Earnings is presented below and on page 10 (in millions):


                                                       Quarter                                Nine Months
                                                 Ended September 30                      Ended September 30
                                             --------------------------------        --------------------------------
                                                 1993               1992                 1993               1992
                                             ------------       -------------        -------------      -------------
    Written Premiums:
    ----------------
      Direct                                  $  1,839           $  1,907             $   5,783          $   5,798
      Assumed                                      100                179                   343                512
      Ceded                                       (392)              (418)               (1,144)            (1,167)
                                               -------            -------               -------            --------
             Total                            $  1,547           $  1,668             $   4,982           $  5,143
                                              ========           ========              ========           =========

    Earned Premiums:
    ---------------
      Direct
        Life business                         $    732           $    726             $  2,191           $   2,160
        Property-casualty business                 983              1,227                3,383               3,577
      Assumed
        Life business                               18                 54                   92                 157
        Property-casualty business                  73                 99                  297                 309
      Ceded
        Life business                             (29)               (38)                 (94)               (106)
        Property-casualty business               (364)              (350)              (1,085)             (1,003)
                                              -------            -------              -------            --------
             Total                            $  1,413           $  1,718             $  4,784           $   5,094
                                              ========           ========             ========           =========

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


7.  Reinsurance (cont.)

                                                       Quarter                                Nine Months
    (in millions)                                Ended September 30                      Ended September 30
    -------------                            --------------------------------        ---------------------------------
                                                 1993               1992                 1993                1992
                                             ------------       -------------        -------------       --------------
    Reinsurance Recoveries:
    ----------------------
      Life business                           $     28           $     16             $     60            $      58
      Property-casualty business                   243                319                  827                  949
                                              --------           --------             --------            ---------

         Total                                $    271           $    335             $    887            $   1,007
                                              ========           ========             ========            =========

    A summary of financial data reflected within the Consolidated Balance Sheet follows:


                                             September 30,       December 31,        September 30,
    (in millions)                                 1993                1992                1992
    -------------                            ---------------     ------------        -------------
    Reinsurance Recoverables:
    ------------------------

    Life business                              $    78              $    86             $     95
    Property-casualty business                   4,096                4,082                4,944
                                               -------              -------             --------
         Total                                 $ 4,174              $ 4,168             $  5,039
                                               =======              =======             ========



    Included within the September 30, 1993 reinsurance recoverable balance is a current estimate of reinsurance recoverable from Lloyd's of London (Lloyd's) of $336 million.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993

8.  Components of Net Income (Loss)
    (in millions)

                                                       Quarter                       Nine Months
                                                 Ended September 30              Ended September 30
                                                 --------------------            --------------------
                                                 1993            1992            1993            1992
                                                 ----            ----            ----            ----
    Product Lines:
    -------------

    Property-Casualty Commercial Lines          $ (153)         $  (76)         $  (50)         $   (9)

    Property-Casualty Personal Lines                30            (163)             80            (156)

    Financial Services                              42               8             112              40

    Managed Care and Employee Benefits              46             (63)            110             (12)

    Asset Management & Pension Services              9             (47)             18             101

    Corporate and Other                            (10)            (17)            (18)            (32)
                                                ------          ------          ------          ------
    Consolidated Net Income (Loss)              $  (36)         $ (358)         $  252          $  (68)
                                                ======          ======          ======          ======

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


9.  Reconciliation of Statutory Basis to GAAP

    The tables below and on page 13 reconcile consolidated statutory net income
    (loss) and statutory capital and surplus computed in accordance with state insurance regulatory practices with consolidated net income (loss) and shareholders' equity as reported herein in conformity with GAAP.


                                                                      Nine Months
                                                                  Ended September 30
                                                            -------------------------------
    (in millions)                                             1993                  1992
    -------------                                           ---------             ---------
    Net income (loss)

     Statutory net income (loss)
      Life companies                                      $    (288)             $  (138)
      Property-casualty companies                                13                 (109)
                                                          ---------              -------
             Total                                             (275)                (247)
     Adjustments to life and health reserves
      and contractholder funds                                  (83)                 (67)
     Deferred acquisition costs                                  34                   50
     Equity in undistributed net income of
      noninsurance subsidiaries                                  12                    1
     Timing of recognition of realized investment
      gains and losses                                          524                  137
     Deferred federal income taxes                               53                  202
     Cumulative effect of change in accounting
      for postretirement benefits other than pensions,
      net of tax                                                  -                 (258)
     Cumulative effect of change in accounting
      for income taxes                                            -                  428
     Other                                                      (13)                (314)
                                                          ---------              -------
             Net income (loss)                            $     252              $   (68)
                                                          =========              =======

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993

9.  Reconciliation of Statutory Basis to
    GAAP (cont.)

                                                                    September 30
                                                            ------------------------------
    (in millions)                                            1993                     1992
                                                             ----                     ----
    Shareholders' equity

    Statutory capital and surplus
      Life companies                                     $  1,462                  $ 2,116
      Property-casualty companies                           1,665                    1,676
                                                         --------                  -------
             Total                                          3,127                    3,792
     Adjustments to life and health reserves
      and contractholder funds                                253                      247
     Deferred acquisition costs                               825                      770
     Valuation reserves, nonadmitted and other
       asset adjustments                                      302                     (171)
     Deferred federal income taxes                          1,326                    1,131
     Liability for postretirement benefits other
      than pensions                                          (389)                    (404)
     Other liability adjustments, including
      certain restructuring reserves                         (211)                    (599)
                                                         --------                  -------
                  Shareholders' equity                   $  5,233                  $ 4,766
                                                         ========                  =======

10. Reconciliation of Net Income (Loss) to Net Cash
    Used in Operating Activities

    The following table reconciles net income (loss) to net cash used in operating activities:

                                                                    Nine Months
                                                                 Ended September 30
                                                            ------------------------------
    (in millions)                                           1993                      1992
    -------------                                           ----                      ----
    Net income (loss)                                   $    252                   $   (68)
     Reconciling adjustments:
      Trading account investments,
       (purchases) sales, net                               (433)                     (806)
      Realized capital gains                                (120)                      (95)
      Investment income accrued                               18                         7
      Premium balances receivable                             51                      (123)
      Deferred acquisition costs                             (34)                      (50)
      Deferred federal income taxes                          (53)                     (202)
      Cumulative effect of changes in
       accounting principles                                   -                      (170)
      Insurance reserves and accrued expenses                190                       518
      Other                                                 (424)                      438
                                                        --------                   -------
    Net cash used in operating activities               $   (553)                  $  (551)
                                                        ========                   =======

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


11. Primerica Merger

    On September 23, 1993, Travelers and Primerica Corporation (Primerica) announced a definitive agreement for Primerica to acquire through a merger the remaining 73% of Travelers common stock it does not already own. The proposed merger involves an exchange of .80423 shares of Primerica common stock for each Travelers share. The new company will be named The Travelers. The merger is subject to a vote of shareholders of both companies and customary regulatory approvals, including approvals from a number of state insurance commissions. The transaction will be accounted for on a purchase accounting basis and is expected to be completed around year-end 1993.

    This transaction will cause Travelers to incur certain financial costs over and above normal operating costs. These costs relate to transaction fees, severance, stock options and restricted stock.

    Travelers estimates that approximately $17 million of transaction fees will be incurred, of which $4 million were incurred in the third quarter of 1993. These fees represent charges for investment bankers, legal counsel, accountants, regulatory filings and costs associated with communications to shareholders.

    Employees who are involuntarily terminated between September 23, 1993 and the end of 1994 will receive four weeks severance for each completed year of service, twice the normal level of severance. At this time, Travelers has not been able to estimate the cost relating to the additional two weeks severance. However, the cost for employees who are terminated based on the current restructuring plan could range from $15 million to $54 million after-tax. The estimated cost of this benefit will be incurred at closing.

    Stock options will vest in accordance with their terms. Option holders will have the right during the 60 days immediately following shareholder approval of the merger to exchange any unexercised stock options for cash equal to the amount by which the "Change in Control Price" exceeds the stock option purchase price per share, all as provided in the 1988 Stock Incentive Plan. The cost relating to the options will depend on the difference in the share price, the number of options in the money and the number of option holders who elect to exercise their options. Primerica will be offering an alternative stock option election which option holders may choose in lieu of exercising or exchanging their options. For illustrative purposes, if the "Change in Control Price" was $30.00 a share, the after-tax cost of exchanging all stock options would be $18 million. Similarly, if the "Change in Control Price" was $38.00 a share, the after-tax cost of exchanging all stock options would be $46 million. The cost of exchanging these options will be incurred when the merger is approved.

    Travelers has 862,361 shares of restricted stock outstanding. The restrictions on certain of these shares will lapse with the approval of the merger by Travelers shareholders. For illustrative purposes, if the "Change in Control Price" was $30.00 a share, Travelers would incur an after-tax cost of $8 million for these restricted shares. Alternatively, if the "Change in Control Price" was $38.00 a share, Travelers would incur an after-tax cost of $9 million for these restricted shares. The additional cost of these restricted shares will be incurred when the merger is approved.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993

12. Guarantees of the Securities of Other Issuers

    As part of its regular insurance business in which a wide range of risks are assumed to cover possible future economic loss by third parties, Travelers underwrites insurance guaranteeing the securities of certain issuers. The aggregate net amount of guarantees of principal and interest for such securities was approximately $148 million at September 30, 1993 and $3 billion at December 31, 1992, respectively. Estimated net earned premiums for the same periods amounted to $5 million and $7 million in 1993 and 1992, respectively. Premiums are earned pro rata over the policy term. The related unearned premium reserve amounted to $1 million and $14 million at September 30, 1993 and December 31, 1992, respectively.

    Travelers participation in the Municipal Bond Insurance Association (MBIA) has been reinsured to Municipal Bond Investors Assurance Corporation, effective August 31, 1993. This accounts for the decline in the aggregate net amount of guarantees of principal and interest and the reduction in the unearned premium reserves at September 30, 1993.

13. Asbestos, Environmental Liability and Litigation Reserves

    In the third quarter of 1993, Travelers added $325 million to its reserves for asbestos and environmental liabilities, as well as for blood-related claims for policies issued in the early 1980s. This addition to reserves resulted in an after-tax charge of $211 million. Several recent developments contributed to the decision to add to reserves. The insurance industry is witnessing a growth in claims brought by outside workers who allege exposure to asbestos while working on site at various companies. There has been an increase in the incidence of this type of claim during 1993. Travelers also has experienced a growth in environmental claims primarily from smaller companies with lower coverage limits and has been named as a defendant in coverage cases brought by other insurers against their policyholders and the policyholders' other carriers.

14. Commitments and Contingencies

    In response to the announcement of the anticipated merger with Primerica, a number of proposed class action lawsuits were filed in state court in Connecticut against Travelers, its directors and certain Primerica directors. The complaints generally seek damages on behalf of shareholders of Travelers based on the alleged inadequacy of the purchase price of Travelers shares under the terms of the merger. Travelers and Primerica will aggressively defend against these lawsuits.

    The Travelers Corporation and certain of its subsidiaries were plaintiffs in a recently settled lawsuit in Federal Court in Connecticut relating to Separate Account "R", a real estate separate account that is administered and managed by The Travelers Insurance Company. The defendant Account participants filed counterclaims alleging that Travelers breached its fiduciary obligations in the management of Separate Account "R". In April 1993, Travelers entered into a class action settlement agreement with all defendants, which resolved all counterclaims and, as a result, all outstanding issues with the class of Account participants. Pursuant to the final settlement, Travelers paid approximately $80 million to all Account participants in August 1993, reimbursed a portion of the legal fees incurred by defendant Account participants, and will ultimately

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


14. Commitments and Contingencies (cont.)

    return to all Account participants the December 31, 1992 value of their interests in the equity component of the Account. In 1992, Travelers established a $53 million reserve for the estimated net cost of resolving this lawsuit. In January 1993, Travelers filed a declaratory action in Federal Court in New York against one of its errors and omissions insurers in response to a denial of coverage for the Separate Account "R" settlement. This litigation continues, after the court, in October 1993, denied a Travelers motion to enforce a settlement agreement with this insurer. Travelers is also pursuing resolution of its claim against its remaining insurer. Travelers has established a receivable of $33 million for its insurance claims which was reduced by $5 million in the third quarter of 1993.

    In February 1990, the New Jersey Department of Insurance filed an administrative action, Fortunato v. Aetna Casualty & Surety Co. et al., seeking restitution from fifteen insurance companies, including Travelers, arising from their acting as service carriers for the New Jersey Automobile Full Insurance Underwriting Association. In June 1993, Travelers resolved this action and received a Consent Order from the New Jersey Insurance Department dismissing the action with prejudice. Compliance with the terms of the settlement agreement was not material to the financial statements.

    In April 1989, a lawsuit was filed against Travelers by the federal government alleging Travelers improperly handled health benefit claims for individuals who are actively employed and eligible for Medicare coverage. In November 1992, the court ruled on cross motions for summary judgment. The court found that Travelers had no liability when acting in the capacity of an administrator of claims. However, the court also recognized that, while the government's right of recovery with respect to insured claims is governed by the substantive terms of our customer's health benefit plan, the right of recovery is independent of procedural limitations in Travelers contracts.

    The Securities and Exchange Commission is conducting a nonpublic inquiry pursuant to an order of investigation with respect to Travelers accounting, reporting and disclosure treatment of certain matters in connection with its lending and loss recognition practices pertaining to real estate investments and related matters going back to January 1, 1988. Travelers is cooperating fully with the Commission's staff.

    Travelers is in litigation with certain underwriters at Lloyd's in New York state court to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The parties are awaiting a decision by the court on a motion by Lloyd's to stay or dismiss the litigation in favor of arbitration.

    Certain of Travelers subsidiaries are involved in litigation with respect to claims arising with regard to insurance, which is taken into account in establishing benefit reserves. On insurance contracts written many years ago, Travelers continues to receive claims asserting alleged injuries and damages from asbestos and other hazardous and toxic substances. In each of these areas of exposure (asbestos and environmental losses) Travelers has endeavored to litigate individual cases and settle claims on favorable terms. Given the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, it is not presently possible to quantify the ultimate exposure represented by these claims to Travelers financial condition, results of operations or liquidity. As a result, Travelers expects that future earnings may be adversely affected, although the amounts cannot be reasonably estimated. See "Management's Discussion and Analysis - Commercial Lines" for further discussion.

    The amount of related litigation costs was $33 million and $30 million for the nine months ended September 30, 1993 and 1992, respectively. Third quarter litigation costs were $9 million for both 1993 and 1992.

    Travelers and/or its subsidiaries are defendants or co-defendants in various litigation matters. Although there can be no assurances, as of the end of the third quarter Travelers believes, based on information currently available, that the ultimate resolution of these legal proceedings (other than environmental and asbestos claims) would not be likely to have, but may have, a material adverse effect on the results of operations.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES

                               September 30, 1993


15. Dispositions

    In the third quarter of 1993, Travelers sold The Massachusetts Company
    (TMC), its banking subsidiary. Travelers received cash proceeds of $53 million. Consolidated assets and liabilities were reduced as a result of this disposition. TMC assets, consisting primarily of mortgage loans and fixed maturities, were $949 million at the date of sale. Liabilities, consisting primarily of customer deposits, were $896 million at the date of sale. The impact of this sale was insignificant to the consolidated financial results of Travelers. Revenues, income before federal income taxes and net income of TMC are as follows:

                                                                  Nine Months Ended
                                                                    September 30
                                                                   ----------------
    (in millions)                                      1993*            1992
                                                       ----             ----
    Revenues                                         $   20           $   19
    Income before federal income taxes                   10                7
    Net income                                            7                5

    * Through the date of sale.

16. Accounting Standards Not Yet Adopted

    In November 1992, the Financial Accounting Standards Board (the Board) issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (FAS 112). Travelers must adopt FAS 112 for its financial statements for the year ended December 31, 1994.

    FAS 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment, but before retirement. The statement requires employers to recognize the cost of the obligation to provide these benefits on an accrual basis. Employers must implement FAS 112 by recognizing a cumulative catch-up adjustment. Based on preliminary estimates, Travelers obligation for benefits provided to former or inactive employees after employment but before retirement is projected to have a pretax impact of between $49 million and $59 million.

    In May 1993, the Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (FAS 114). Travelers must adopt FAS 114 for its financial statements no later than January 1, 1995.

    FAS 114 clarifies how a creditor should assess the need for a loan loss accrual and describes how impaired loans should be measured when determining the amount of a loan loss accrual. The statement also amends existing guidance on the measurement of restructured loans in a troubled debt restructuring involving a modification of terms. Travelers has not yet determined the impact FAS 114 will have on its financial statements.

                   THE TRAVELERS CORPORATION AND SUBSIDIARIES
                   Notes to Financial Statements (continued)

                               September 30, 1993



16. Accounting Standards Not Yet Adopted (cont.)

    In May 1993, the Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (FAS 115). Travelers must adopt FAS 115 for its financial statements no later than January 1, 1994.

    FAS 115 addresses accounting and reporting for investments in equity securities that have a readily determinable fair value and for all debt securities. Those investments are to be classified in one of three categories. Debt securities that will be held to maturity are to be reported at amortized cost. Securities that are bought and held principally for the purpose of selling them in the near term are to be reported at fair value, with unrealized gains and losses included in earnings. Securities that are neither to be held to maturity nor to be sold in the near term are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a component of shareholders' equity. Travelers has not yet determined the impact FAS 115 will have on its financial statements. However, if Travelers was to report all debt securities at fair value at September 30, 1993, shareholders' equity would increase by approximately $895 million.

    In March 1992, the Board issued Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" (Interpretation 39). Travelers must adopt the provisions of Interpretation 39 for its first quarter 1994 financial statements.

    Interpretation 39's general principle states that amounts due from and due to another party may not be offset in the balance sheet unless a right of setoff exists. Travelers currently maintains contracts where amounts due from customers are offset against amounts due to related claimants. Implementation of Interpretation 39 is not expected to have a material impact on Travelers financial position, however, assets and liabilities will be increased by like amounts.